EXHIBIT
Press release dated March 6, 2007

GEOGLOBAL ANNOUNCES SIGNING OF
FOUR PRODUCTION SHARING CONTRACTS FOR ONSHORE
EXPLORATION BLOCKS IN INDIA

Calgary, Alberta, Canada, March 6, 2007 - GeoGlobal Resources Inc. (the "Company" or "GeoGlobal") announced today the signing of the Production Sharing Contracts ("PSC's) on the four Exploration Blocks in India previously awarded to the Company. The signing, which was held at a ceremony in New Delhi, India on March 2, was part of the signing of production sharing contracts relating to 52 exploration blocks awarded by the Government of India ("GOI") under the sixth round of the New Exploration Licensing Policy ("NELP-VI").
The PSC's signed by the Company each provide for work commitments to be performed over two phases, with the first phase being for periods of four years and the second phase being for periods of three years, except for the contract relating to the DS Block under which the second phase is a period of four years. The Company will be required to fund its proportionate share of the exploration and development costs incurred in fulfilling the work commitments under these contracts. The Company's share of these costs is estimated to total approximately US$28.0 million for all four blocks over the four years of the first phase.
GeoGlobal signed three PSC's for the NELP-VI exploration blocks in conjunction with its newly formed consortium with Oil India Limited ("OIL"), as operator. OIL is an Indian National oil company under the administrative control of the Ministry of Petroleum and Natural Gas.
The first of these new exploration blocks, Exploration Block KG-ONN-2004/1, also referred to as Block 28 under NELP-VI covers an area of approximately 548 square kilometers ("sq km") onshore in the Krishna Godavari Basin, directly adjacent to and south-west of our existing offshore KG Block, KG-OSN-2001/3. GeoGlobal holds a 10% participating interest ("PI") in Block 28, while OIL, as operator holds the remaining 90% PI. On September 14, 2006, prior to submission of our NELP-VI bids, the Company entered into an agreement with OIL to increase it's PI up to 25% in Block 28, subject to the availability of sufficient net worth and GOI consent.
Under the PSC for the onshore KG Block 28, the Phase I work commitment consists of reprocessing 564 line kilometers ("LKM") of 2-D seismic, conducting a gravity and magnetic and geochemical survey, as well as a seismic acquisition program consisting of 548 sq km of 3-D seismic. This Phase I commitment further consists of the drilling of 12 exploration wells to various depths between 2,000 and 5,000 meters. The Company will be required to fund its proportionate share of the costs incurred in these activities estimated to be approximately US$8.5 million over the four years of the first phase of the work commitment with respect to a 10% PI in the block and approximately US$21.3 million over the four years of the first phase of the work commitment with respect to a 25% PI in the block.
The remaining two PSC's signed in conjunction with the Company’s venture with OIL relate to exploration blocks located onshore in the Rajasthan Basin in the northern portion of the State of Rajasthan in north-west India. Exploration Blocks RJ-ONN-2004/2 and RJ-ONN-2004/3, also referred to as Blocks 20 and 21 under NELP-VI cover an area of approximately 2,196 and 1,330 sq km respectively. GeoGlobal holds a 25% PI in these blocks, with OIL as operator holding the remaining 75% PI in Block 20 and 60% PI in Block 21. The remaining 15% PI of Block 21 is held by the Hindustan Petroleum Corporation Limited ("HPCL") of India.
The combined Phase I work commitments under the PSC's, for the two onshore Rajasthan Blocks 20 and 21 consist of reprocessing of a total 926 LKM of 2-D seismic, conducting a gravity and magnetic and geochemical survey, as well as a seismic acquisition program consisting of 560 LKM of 2-D seismic and 1,311 sq km of 3-D seismic. The combined Phase I commitments further consist of drilling a total of 20 exploration wells over both blocks to various depths between 2,000 and 2,500 meters. The Company will be required to fund its 25% proportionate share of the costs incurred in these activities estimated to be approximately US$18.3 million over the four years of the first phase of the work commitments.
The fourth new exploration block, Exploration Block DS-ONN-2004/1, also referred to as Block 27 under NELP-VI covers an area of approximately 2,649 sq km and is located onshore in the northern portion of the State of Maharashtra in west-central India, directly east and adjacent to our Exploration Block DS-ONN-2003/1 awarded under NELP-V. The Company has a 100% PI in both of these adjacent DS blocks and is the operator of both.
Under the PSC for the DS Block 27, the Phase I work commitment consists of conducting a gravity and magnetic and geochemical survey, as well as a seismic acquisition program consisting of 325 LKM of 2-D seismic. The Company further committed to drill 10 core holes to a depth of approximately 500 meters. GeoGlobal will be required to fund its 100% proportionate share of the costs incurred in these activities estimated to be approximately US$1.2 million over the four years of the first phase of the work commitment.
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company, which through its subsidiaries, is engaged primarily in the pursuit of petroleum and natural gas through exploration and development in India. Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India. Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, Cambay, Rajasthan and the Deccan Syneclise basin areas.

Cautionary Statement to Investors
This press release contains statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest. Statements regarding the work commitments to be fulfilled, the surveys to be conducted, and the results of fulfilling those work commitments, the timing and outcome of drilling and testing of wells drilled on the exploration blocks and the timing of any commercial production that may be established are forward-looking statements. There can be no assurance as to the outcome of those surveys conducted, the exploratory drilling and the testing and evaluation that may be conducted or that has been conducted on the wells drilled or as to the quantity of recoverable reserves that may exist in the areas of any wells drilled or when, if ever, that the Company may realize revenues from those wells. The Company’s forward-looking statements include the estimated cost and timing of its exploration activities, including the estimated costs of fulfilling its work commitments and any exploratory drilling conducted as a consequence of the outcome of the surveys conducted, the extent of activities conducted and the outcome of those activities. Investors are cautioned that any such forward-looking statements are not guarantees of the success of the Company's oil and gas exploration, development and drilling activities or the commercial success of any of its wells and the wells the Company may drill involve risks and uncertainties. There can be no assurance as to the outcome of the exploratory well drilling and testing being conducted or to be conducted on the KG Block and the other exploration blocks in which it has an interest, or as to the outcome of further testing of wells or as to the success of drilling additional or appraisal wells. There can be no assurance that the entire exploration, development, drilling and testing program presently intended to be undertaken on the exploration blocks in which the Company has an interest will be completed. These activities are dependent upon the availability of drilling rigs, other services equipment and operating personnel at reasonable prices and the availability of capital. There can be no assurance as to the availability of these resources the absence of which would adversely affect the exploration activities and the plans of the operator. The Company's actual results may differ materially from those projected in the forward-looking statements. There are numerous risks and uncertainties involved in the Company's acquisition of unproved minority and majority interests in the exploration areas, including the possibilities that no discoveries of hydrocarbons are made on the exploration blocks or, if discovered, that such discoveries are determined not to be commercially productive. The blocks are highly speculative exploration opportunities and pursuing the development of the exploration blocks involves material risks to the Company. The Company’s interests in its exploration blocks are participating interests and there can be no assurance that such funds as are required to meet the Company’s obligations under the production sharing contracts will be available to the Company in the amounts and when required. The Company’s failure to have sufficient funds available at the times and in the amounts required to meet its obligations under production sharing contracts and to acquire additional interests in exploration blocks where it has an interest could materially adversely affect the fulfillment of the Company’s business plans or its interest in those exploration blocks. The first phase of the exploration period relating to the production sharing contract for the KG Block has expired, as extended on August 29, 2005 through March 11, 2006, without the required minimum of at least fourteen wells being drilled during the first phase. On February 24, 2006, the management committee for the KG Block recommended a further extension the first phase of twelve months to March 11, 2007. As at March 6, 2007, approval of this extension from the Government of India is still outstanding. Unless this further extension is granted, the Company may be liable for consequences of non-fulfillment of the minimum work commitment in a given time frame under the PSC. The PSC has provisions for termination of the PSC on account of various reasons specified therein including material breach of the contract. Termination rights can be exercised after giving ninety days written notice. This failure to timely complete the minimum work commitment, though there is no precedence, may be deemed by the Government of India to be a failure to comply with the provisions of the contract in a material particular. The Company has been advised by the operator that it is unaware of any precedent for such an occurrence. The termination of the PSC by the Government of India would result in the loss of the Company’s interest in the KG Block other than areas determined to encompass "commercial discoveries". The PSC sets forth procedures whereby the operator can obtain the review of the management committee under the PSC as to whether a discovery on the exploration block should be declared a commercial discovery under the PSC. Those procedures have not been completed at present with respect to the discovery on the KG Block and, accordingly, as of March 6, 2007, no areas on the KG Block have been determined formally to encompass "commercial discoveries" as that term is defined under the PSC. Additional risks and uncertainties arise out of seeking to do business overseas in India where political and other world events may disrupt the Company's plans and intentions. The presence of hydrocarbon reserves on adjacent or contiguous properties is no assurance or necessary or probable indication that hydrocarbons will be found in commercially marketable quantities on the exploration blocks in which the Company holds an interest. Additional important risk factors are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-KSB and quarterly reports on Form 10-QSB. The filings may be viewed at http://www.sec.gov. and www.sedar.com.
For further information contact:
Allan J. Kent, Executive VP and CFO
Carla Boland, Investor Relations and Corporate Affairs
phone: 403-777-9253 email: info@geoglobal.com
fax: 403-777-9199 website: www.geoglobal.com